CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$8,167,000	$949.01

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.
(2)
 Pursuant to Rule 457(p) under the Securities Act, the $2,322,606.67 remaining of registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $949.01 is offset against the registration fee due for this offering and of which $2,321,657.66 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.

Citigroup Inc.	January 22, 2015 Medium-Term Senior Notes, Series G Pricing Supplement No. 2015-CMTNG0347 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
816,700 Autocallable Trigger PLUS Based on the S&P 500® Index Due January 25, 2018
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
Overview
▪
The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. If the closing level of the underlying index on the interim valuation date is greater than or equal to 110% of the initial index level, the securities will be automatically redeemed for a cash payment of $11.00 per security, or 110% of the stated principal amount. If the securities are not automatically redeemed prior to maturity, you will receive a cash payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the S&P 500® Index (the “underlying index”) from the initial index level to the final index level.

▪
The securities, if not redeemed prior to maturity, offer leveraged exposure to potential appreciation of the underlying index and contingent downside protection against loss for a limited range of potential depreciation of the underlying index as described below. In exchange for those features, investors in the securities must be willing to forgo any dividends that may be paid on the stocks that constitute the underlying index. In addition, investors in the securities must be willing to accept full downside exposure to the underlying index, with no buffer, if the underlying index depreciates by more than 15.00%. If the underlying index depreciates by more than 15.00% from the pricing date to the final valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity.

▪
In order to obtain the modified exposure to the underlying index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Underlying index:		The S&P 500® Index (ticker symbol: “SPX”)
Aggregate stated principal amount:		$8,167,000
Stated principal amount:		$10 per security
Pricing date:		January 22, 2015
Issue date:		January 27, 2015
Valuation dates:
January 22, 2016 (the “interim valuation date”) and January 22, 2018 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur

Automatic early redemption:
If, on the interim valuation date, the closing level of the underlying index is greater than or equal to the premium threshold level, the securities will be automatically redeemed on the fifth business day following the interim valuation date for an amount in cash per security equal to $10 plus the premium, and no additional payment will be made on the securities.

Premium:		10.00% of the stated principal amount. The premium may be significantly less than the appreciation of the underlying index from the pricing date to the interim valuation date.
Premium threshold level:		110% of the initial index level
Maturity date:		January 25, 2018
Payment at maturity:		If the securities are not redeemed prior to maturity, for each $10 stated principal amount security you hold at maturity:

▪     If the final index level is greater than the initial index level:
$10 + the leveraged return amount
▪     If the final index level is less than or equal to the initial index level but greater than or equal to the trigger level:
$10
▪     If the final index level is less than the trigger level:
$10 × the index performance factor

If the final index level is less than the trigger level, your payment at maturity will be less, and possibly significantly less, than $8.50 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:		2,063.15, the closing level of the underlying index on the pricing date
Final index level:		The closing level of the underlying index on the final valuation date
Index performance factor:		The final index level divided by the initial index level
Index percent increase:		The final index level minus the initial index level, divided by the initial index level
Leveraged return amount:		$10 × the index percent increase × the leverage factor
Leverage factor:		126.50%. The leverage factor will be applicable only if the securities are not redeemed prior to maturity and the final index level is greater than or equal to the initial index level.
Trigger level:		1,753.68, 85.00% of the initial index level
Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17323B109 / US17323B1098
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.25(2)	$9.70
$0.05(3)
Total:	$8,167,000.00	$245,010.00	$7,921,990.00
(1) On the date of this pricing supplement, the estimated value of the securities is $9.656 per security, which is less than the issue price. The estimated value of the securities is based on CGMI's proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 for each $10 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management and their financial advisors, will collectively receive from CGMI a fixed selling concession of $0.25 for each $10 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.
(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
You should read this pricing supplement together with the accoanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:
Product Supplement No. EA-02-03 dated November 13, 2013	Underlying Supplement No. 3 dated November 13, 2013
Prospectus Supplement and Prospectus each dated November 13, 2013
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
816,700 Autocallable Trigger PLUS Based on the S&P 500® Index Due January 25, 2018 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Investment Summary

The securities can be used:

▪
To provide an opportunity to earn an early redemption payment prior to maturity equal to $10 plus the premium, or 110% of the stated principal amount per security, if the closing level of the underlying index on the interim valuation date is greater than or equal to the premium threshold level. And, if the securities are not redeemed prior to maturity;

▪	As an alternative to direct exposure to the underlying index that enhances returns for any potential appreciation of the underlying index;

▪	To enhance returns and outperform the underlying index in a bullish scenario;

▪
To obtain contingent protection against the loss of principal in the event of a decline of the underlying index as of the final valuation date, but only if the final index level is greater than or equal to the trigger level; and

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the leverage factor.

If the final index level is less than the trigger level, the securities are exposed on a 1-to-1 basis to the percentage decline of the final index level from the initial index level. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 3 years (unless earlier redeemed)
Premium threshold level:	110% of the initial index level
Premium:	10.00% of the stated principal amount per security
Leverage factor:	126.50%. The leverage factor applies only if the final index level is greater than the initial index level and the securities are not redeemed prior to maturity.
Trigger level:	85%
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

January 2015	PS-2

Citigroup Inc.
816,700 Autocallable Trigger PLUS Based on the S&P 500® Index Due January 25, 2018 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

The securities provide for the possibility of receiving a return at maturity equal to 126.50% of the appreciation of the underlying index, provided that the securities are not automatically redeemed prior to maturity. If the closing level of the underlying index on the interim valuation date is greater than or equal to the premium threshold level of 110%, the securities will be automatically redeemed for an amount per security equal to $10 plus the premium. If the securities are not redeemed prior to maturity and the underlying index has appreciated from the initial index level to the final index level, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index. However, if the underlying index has depreciated by more than 15% from the initial index level to the final index level, investors will lose 1% for every 1% by which the final index level is less than the initial index level. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. In addition, if the securities are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final index level is greater than the initial index level. Morever, the payment upon automatic early redemption will be significantly less than the payment at maturity you would receive for the same level of appreciation of the underlying index if the securities had not been automatically redeemed and instead remained outstanding until maturity. All payments on the securities are subject to the credit risk of Citigroup Inc.

Automatic early redemption:
If, on the interim valuation date, the closing level of the underlying index is greater than or equal to the premium threshold level, the securities will be automatically redeemed on the fifth business day following the interim valuation date for an amount in cash per security equal to $10 plus the premium, and no additional payment will be made on the securities. No further payments will be made on the securities after they have been redeemed. In addition, if the securities are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final index level is greater than the initial index level. Moreover, the payment upon automatic early redemption will be significantly less than the payment at maturity you would receive for the same level of appreciation of the underlying index had the securities not been automatically redeemed and instead remained outstanding until maturity.

Leveraged Upside Performance:	If the securities are not redeemed prior to maturity, the securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index.
Upside Scenario:
If the securities are not redeemed prior to maturity and the final index level is greater than the initial index level, the payment at maturity for each security will be equal to the $10 stated principal amount plus the leveraged return amount.

Par Scenario:
If the securities are not redeemed prior to maturity and the final index level is less than or equal to the initial index level but greater than or equal to the trigger level, which means that the underlying index has depreciated by no more than 15% from its initial index level, the payment at maturity will be $10 per security.

Downside Scenario:
If the securities are not redeemed prior to maturity and the final index level is less than the trigger level, which means that the underlying index has depreciated by more than 15% from its initial index level, you will lose 1% for every 1% decline in the value of the underlying index from the initial index level (e.g., a 50% depreciation in the underlying index will result in a payment at maturity of $5.00 per security). There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level if the securities are not redeemed prior to maturity.

Investors in the securities will not receive any dividends on the stocks that constitute the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

January 2015	PS-3

Citigroup Inc.
816,700 Autocallable Trigger PLUS Based on the S&P 500® Index Due January 25, 2018 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Autocallable Trigger PLUS Payment at Maturity Diagram

The examples below illustrate how the payment at maturity will be calculated if the closing level of the underlying index is not greater than or equal to the premium threshold level on the interim valuation date (and therefore the securities are not redeemed prior to maturity). If the securities are not automatically redeemed prior to maturity, your actual payment at maturity will depend on the actual final index level.

Example 1—Upside Scenario. The hypothetical final index level is 2,475.78 (an approximately 20.00% increase from the initial index level), which is greater than the initial index level.

Payment at maturity per security = $10 + the leveraged return amount

= $10 + ($10 × the index percent increase × the leverage factor)

= $10 + ($10 × 20.00% × 126.50%)

= $10 + $2.53

= $12.53

Because the underlying index appreciated from the initial index level to the hypothetical final index level, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security plus the leveraged return amount, or $12.53 per security.

Example 2—Par Scenario. The hypothetical final index level is 1,959.99 (an approximately 5.00% decrease from the initial index level), which is less than the initial index level but greater than the trigger level.

Payment at maturity per security = $10

Because the hypothetical final index level did not decrease from the initial index level by more than 15.00%, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security.

Example 3—Downside Scenario. The hypothetical final index level is 618.95 (an approximately 70.00% decrease from the initial index level), which is less than the trigger level.

Payment at maturity per security = $10 × the index performance factor

= $10 × 30.00%

= $3.00

Because the hypothetical final index level decreased from the initial index level by more than 15.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying index, with no buffer.

January 2015	PS-4

Citigroup Inc.
816,700 Autocallable Trigger PLUS Based on the S&P 500® Index Due January 25, 2018 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying index. If the final index level is less than the trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪
The trigger feature of the securities exposes you to particular risks. If the final index level is less than the trigger level, the contingent downside protection against loss for a limited range of potential depreciation of the underlying index offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. Unlike securities with a non-contingent downside protection feature, the securities offer no protection at all if the underlying index depreciates by more than 15.00% from the initial index level to the final index level. As a result, you may lose your entire investment in the securities.

▪
The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪
Your potential return on the securities in connection with an early redemption is limited. If the securities are automatically redeemed, your potential return on the securities is limited to the premium payable upon automatic early redemption, as described on the cover page of this pricing supplement. If the closing level of the underlying index is greater than or equal to the premium threshold level on the interim valuation date, you will be repaid the stated principal amount of your securities and will receive the fixed premium, regardless of how significantly the closing level of the underlying index on the interim valuation date may exceed the premium threshold level. Accordingly, the premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying index. In addition, the premium you receive upon any early redemption of the securities may be significantly less than the return you could have achieved if the securities had not been automatically redeemed and you had been able to receive the payment at maturity.

▪
The term of the securities may be as short as one year.  If the closing level of the underlying index on the interim valuation date is greater than or equal to the premium threshold level, the securities will be automatically redeemed and you will receive no further payments in connection with the securities. You may be forced to reinvest in a lower interest rate environment, and there is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to maturity. In addition, if the securities are redeemed prior to maturity, you will not benefit from the leverage feature that applies to the payment at maturity if the final index level is greater than the initial index level. Moreover, the payment upon an automatic early redemption will be significantly less than the payment at maturity you would receive for the same level of appreciation in the underlying index if the securities had not been automatically redeemed and instead remained outstanding until maturity.

▪
Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. As of January 22, 2015, the average dividend yield of the underlying index was approximately 1.95% per year. While it is impossible to know the future dividend yield of the underlying index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 5.85% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends (assuming the securities are not automatically redeemed prior to maturity). However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as the dividend yield or the average dividend yield over any period. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

January 2015	PS-5

Citigroup Inc.
816,700 Autocallable Trigger PLUS Based on the S&P 500® Index Due January 25, 2018 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
If the securities are not redeemed prior to maturity, your payment at maturity depends on the closing level of the underlying index on a single day. Because your payment at maturity depends on the closing level of the underlying index solely on the final valuation date, you are subject to the risk that the closing level of the underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

January 2015	PS-6

Citigroup Inc.
816,700 Autocallable Trigger PLUS Based on the S&P 500® Index Due January 25, 2018 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪
Our offering of the securities does not constitute a recommendation of the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪
The level of the underlying index may be adversely affected by our or our affiliates' hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
Adjustments to the underlying index may affect the value of your securities. S&P Dow Jones Indices LLC (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the securities.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

January 2015	PS-7

Citigroup Inc.
816,700 Autocallable Trigger PLUS Based on the S&P 500® Index Due January 25, 2018 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the Underlying Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the underlying index, including certain risks that are associated with an investment linked to the underlying index.

Historical Information

The closing level of the underlying index on January 22, 2015 was 2,063.15.

The graph below shows the closing levels of the underlying index for each day such level was available from January 4, 2010 to January 22, 2015. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 4, 2010 to January 22, 2015

* The red line indicates the trigger level, equal to 85% of the closing level on January 22, 2015.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

January 2015	PS-8

Citigroup Inc.
816,700 Autocallable Trigger PLUS Based on the S&P 500® Index Due January 25, 2018 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

•
Upon a sale or exchange of a security (including retirement upon an automatic redemption or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30 for each $10 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisers collectively a fixed selling concession of $0.25 for each $10 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

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Citigroup Inc.
816,700 Autocallable Trigger PLUS Based on the S&P 500® Index Due January 25, 2018 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

Performance Leveraged Upside SecuritiesSM and PLUSSM are service marks of Morgan Stanley, used under license.

© 2015 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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